Exhibit 10.6

RETENTION AGREEMENT

RETENTION AGREEMENT dated as of November 7, 2005 by and between Fiserv, Inc., a Wisconsin corporation (the “Corporation”), and Leslie M. Muma, an individual residing at 100 Palmetto Road, Belleair, FL 33756.

WHEREAS, Mr. Muma is retiring from his position of President and Chief Executive Officer of the Corporation, but wishes to ensure an orderly succession to his position; and

WHEREAS, the Board of Directors of the Corporation recognizes Mr. Muma’s wishes and desires as well to ensure an orderly succession to Mr. Muma’s position in view of the importance of Mr. Muma’s position and role within the Corporation; and

WHEREAS, as of the date hereof, the Board of Directors of the Corporation has authorized the Corporation to enter into this Agreement with Mr. Muma;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Corporation and Mr. Muma agree as follows:

Section 1. Employment Duties. The Corporation agrees to employ Mr. Muma, and Mr. Muma agrees to be employed by the Corporation, for the period stated in this Agreement and upon the other terms and conditions herein provided. During his employment, Mr. Muma agrees to serve as a consultant to the President and Chief Executive Officer of the Corporation and the Corporation with such responsibilities and duties as are required of Mr. Muma by the President and Chief Executive Officer and the Board of Directors of the Corporation.

Section 2. Term. Mr. Muma agrees to remain employed by the Corporation until June 30, 2006, serving as a consultant to the President and Chief Executive Officer of the Corporation and to the Corporation. The term of this Agreement shall commence on the date hereof and terminate on the earliest of June 30, 2006, the date upon which salary and bonus cease to be payable hereunder or immediately prior to commencement of the Employment Period as such term is defined and used in the Key Executive Employment and Severance Agreement dated as of December 19, 2001 (the “Muma Keesa”) by and between the Corporation and Mr. Muma. For the avoidance of doubt, Mr. Muma’s employment by the Corporation pursuant to this Agreement shall be deemed by the parties to be employment by the Corporation for purposes of the Muma Keesa.

Section 3. Performance. During the term of this Agreement, Mr. Muma shall devote his full business time, best efforts and business judgment to the advancement of the interests of the Corporation and to the discharge of the responsibilities and offices held by him from time to time during the term. Mr. Muma shall not engage in any other business activity, whether or not pursued for pecuniary advantage, except as may be approved by the Board of Directors of the Corporation.

Section 4. Compensation and Benefits. For all services to be rendered by Mr. Muma in any capacity during the period of his employment under this Agreement, the Corporation shall pay or cause to be paid to Mr. Muma and shall provide or cause to be provided to him the following:

(a) Salary and Bonus. The Corporation will pay Mr. Muma salary and bonus (pro rata for partial years) at current or equivalent formula rates through his last day of employment and thereafter until June 30, 2006.

(b) Incentive Compensation. The Corporation will provide Mr. Muma long-term incentive compensation (for example, stock options and restricted stock) until his last day of employment (prorated for partial year) on the same or equivalent basis as long-term incentive compensation (stock options) have been made to date. As of his last day of employment, the exercise provisions of outstanding stock option agreements with Mr. Muma will be triggered.

(c) Regular Benefits. In addition to the salary and incentive compensation provided above, Mr. Muma shall be entitled to participate in any employee benefit plans, welfare benefit plans, retirement plans, and other fringe benefit plans from time to time in effect for senior executives of the Corporation generally; provided, however, that such right or participation in any such plans and the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable Corporation policies and to action by the Board of Directors or any administrative or other committee provided in or contemplated by such plan, it being mutually agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plan to exercise in good faith the full discretion reposed in them by such plan. For the absence of doubt, Mr. Muma’s last day of employment, will include any sabbatical benefits to which he had become entitled by virtue of his tenure with the Corporation.

Section 5. Termination. Notwithstanding the term of this Agreement, Mr. Muma’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event Mr. Muma dies, this Agreement shall terminate as of the end of the month during which his death occurs.

(b) Disability. If Mr. Muma, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of his duties for a continuous period of six months, either party may by notice terminate Mr. Muma’s employment effective as of the last day of the calendar month during which such notice is given. If any question arises as to whether Mr. Muma has become so disabled as to be unable to perform his duties due to physical or mental illness, Mr. Muma will submit to the Corporation a certification in reasonable detail of a physician selected by Mr. Muma or his guardian to whom the Corporation has no reasonable objection as to whether Mr. Muma was so disabled. In the event that the Corporation shall contest such certification, Mr. Muma shall be examined by a health care practitioner mutually satisfactory to Mr. Muma (or his guardian) and the Corporation who shall determine conclusively for purposes of this Agreement whether such certification was appropriate.

(c) Termination for Cause. Mr. Muma’s employment may be terminated for cause, effective immediately upon written notice to Mr. Muma by the Board of Directors of the Corporation that shall set forth the specific nature of the reasons for termination. Only the following acts or omissions by Mr. Muma shall constitute “cause” for termination: (i) dishonesty or similar serious misconduct, directly related to the performance of Mr. Muma’s duties and responsibilities hereunder, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Corporation; (ii) Mr. Muma being named as a defendant in any felony criminal proceedings, and as a result of being named as a defendant, the operations, financial condition or reputation of the Corporation are materially injured or Mr. Muma is convicted of a felony; (iii) Mr. Muma’s drug or alcohol abuse which materially impairs the performance of his duties and responsibilities as set forth herein; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties and responsibilities assigned to Mr. Muma pursuant to this Agreement; (v) continuing willful and unreasonable refusal by Mr. Muma to perform Mr. Muma’s duties or responsibilities (unless significantly changed without Mr. Muma’s consent); or (vi) any other breach or breaches of this Agreement by Mr. Muma, which breaches are, singularly or in the aggregate, material, and which are not cured within 30 days of written notice of such breach or breaches to Mr. Muma from the Corporation.

(d) Termination by Mr. Muma. Mr. Muma’s employment may be terminated by Mr. Muma by written notice to the Board of Directors of the Corporation in the event of a material breach by the Corporation of any of the provisions of this Agreement, provided, however, that the Corporation shall have been given adequate notice and an opportunity to cure any such event of a material breach. In the event of termination pursuant to the first sentence of this subsection (d), Mr. Muma shall be entitled to receive termination benefits in accordance with subsection (e). If Mr. Muma terminates his employment for reasons other than those enumerated in the first sentence of this subsection (d), he shall not be entitled to termination benefits described in subsection (e).

(e) Severance. If Mr. Muma’s employment is terminated by the Corporation for any reason other than as specified in subsection (a), (b) or (c) above or if terminated by Mr. Muma pursuant to the first sentence of subsection (d) above, during the term of this Agreement, Mr. Muma shall be entitled to receive a sum equal to the amount of salary and bonus payable to Mr. Muma as if he were employed throughout the term of this Agreement. Any payment under this subsection (e) shall be made over time as though Mr. Muma continued to be employed by the Corporation.

Section 6. Non-Competition and Confidential Information. During the longer of the term of this Agreement and for two years thereafter, Mr. Muma shall not (a) engage, become financially interested in, be employed by or have any connection with, directly or indirectly, either individually or as owner, partner, agent, Mr. Muma, consultant, creditor or otherwise, except for the account of or on behalf of the Corporation or its affiliates, in any business or activity in which the Corporation is currently engaged in any geographical area where, during the term of this Agreement, the business of the Corporation is being conducted in any manner whatsoever, (b) disclose any confidential information of the Corporation and/or its affiliates which is now known to Mr. Muma or which hereafter may become known to him as a result of his employment or association with the Corporation or use the same in any way other than in connection with the business of the Corporation or its affiliates, (c) solicit, hire, cause to be hired or otherwise enable, encourage or assist, directly or indirectly, any employees of the Corporation to terminate their employment with the Corporation or (d) be or become engaged in any enterprise having the name “Fiserv” or any derivative thereof or any name likely to cause confusion with respect to such name. The provisions of the Corporation’s standard confidentiality provisions generally applicable to employees of the Corporation and its affiliates, are hereby incorporated by reference. A copy of those provisions is attached hereto.

Section 7. Conflicting Interest. Mr. Muma represents and warrants that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound and that he is not now subject to any covenants against competition or similar covenants which may affect the performance of his duties hereunder.

Section 8. Assignment; Successors and Assigns. Neither the Corporation nor Mr. Muma may assign this Agreement or any interest therein by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Corporation may assign its rights under this Agreement without the consent of Mr. Muma to any subsidiary of the Corporation or in the event that the Corporation effects a reorganization, consolidates with or merges into any other business entity or transfers all or substantially all of its properties or assets or the stock or the assets of the Corporation to another business entity. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Corporation and Mr. Muma, their respective successors, executors, administrators, heirs, and/or permitted assigns.

Section 9. Severability. If any provision of this Agreement shall be declared illegal or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

Section 10. Notices. All notices to be sent under this Agreement shall be sufficient when delivered in hand or mailed by registered or certified mail to the Corporation at 255 Fiserv Drive, Brookfield, WI 53045 or such other address as it shall designate in writing to Mr. Muma; or to Mr. Muma at 100 Palmetto Road, Belleair, FL 33756, or such other address as Mr. Muma shall designate in writing to the Corporation.

Section 11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall thereby create any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

Section 12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association, and the judgment on the award rendered may be entered in any court having jurisdiction thereof.

Section 13. Amendment. No term or provision or the duration of this Agreement shall be altered, varied or contradicted except by a writing to that effect, executed by authorized officers of the Corporation and by Mr. Muma. If Mr. Muma continues in the employ of the Corporation after the expiration of this Agreement and without a written extension or successor agreement, the provisions of Section 6 shall survive and be deemed a condition of Mr. Muma’s continued employment under any informal employment arrangement.

Section 14. Entire Agreement. This Agreement constitutes the entire understanding of Mr. Muma and the Corporation with respect to Mr. Muma’s employment. As of the commencement of its term, this Agreement supersedes any prior agreement or arrangement relative to Mr. Muma’s employment with the Corporation. No modification or waiver of any provision of this Agreement shall be made unless made in writing and signed by Mr. Muma and such other person as the Board of Directors of the Corporation may designate for such purpose.

Section 15. Governing Law. This Agreement shall be deemed to have been entered into under the laws of the State of Wisconsin, without regard to conflict of law provisions that would defer to the substantive laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed and determined in accordance with such laws.

Section 16. Headings. The headings of sections or paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 17. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

FISERV, INC.

By	/s/ Kenneth R. Jensen
Name:	Kenneth R. Jensen
Title:	Senior Executive Vice President,
Chief Financial Officer, Treasurer
and Assistant Secretary

/s/ Leslie M. Muma
Leslie M. Muma